Exhibit 99.1

News	Contact: Heather Ferrante Investor Relations ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Pricing of $275 Million in Senior Unsecured Notes

Carlsbad, Calif. – February 22, 2012 – ViaSat Inc. (Nasdaq: VSAT) today announced that it has priced its offering of $275 million in aggregate principal amount of 6.875% senior unsecured notes due 2020. The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The notes will have an interest rate of 6.875% per annum and will be issued at a price equal to 100% of their face value.

The closing of the sale of the notes, which is subject to customary conditions, is expected to occur on February 27, 2012. The notes will be guaranteed on a senior unsecured basis by certain of ViaSat’s existing and future subsidiaries.

The net proceeds from the offering (which are estimated to be approximately $269.3 million, after deducting estimated discounts, commissions and offering expenses) will be used to repay outstanding borrowings under ViaSat’s credit facility and for general corporate purposes, which may include financing costs related to the purchase, launch and operation of additional satellites or satellite capacity, potential acquisitions, funding subscriber acquisition costs, working capital or capital expenditures.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of an offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.